Exhibit 3.1

Certificate of Correction
(PURSUANT TO NRS CHAPTERS 78,
78A, 80, 81, 82, 84, 86, 87, 87A, 88,
88A, 89 AND 92A)

USE BLACK INK ONLY DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY
Certificate of Correction
(Pursuant to NRS Chapters 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A)
1. The name of the entity for which correction is being made:
Asia Electrical Power International Group Inc.
2. Description of the original document for which correction is being made:
Certificate of Amendment to Articles of Incorporation
3. Filing date of the original document for which correction is being made:      12/21/2006
4. Description of the inaccuracy or defect.
The Certificate of Amendment to the Articles of Incorporation which was filed on 12/21/2006 inadvertently failed to include a provision prescribing the voting powers, designations, preferences, limitations, restrictions and relative rights of the Preferred Shares authorized by the Certificate of Amendment, as required by Section 78.195 NRS.
5. Correction of the inaccuracy or defect.
2. The articles have been amended to add the following prescribed voting powers, designations, preferences, limitations, restrictions and relative rights of the Preferred Shares:
The authorized Preferred Shares are of the same class and, once issued, are restricted from being publicly traded and are entitled to 100 votes per share.
6. Signature:

/s/ Yulong Guo	President and CEO	10/14/09**
Authorized Signature Yulong Guo	Title*	Date

*	If entity is a corporation, it must be signed by an officer if stock has been issued. OR an incorporator or director if stock has not been issued; a limited-liability company, by a manager or managing members: a limited partnership or limited-liability limited partnership by a general partner a limited-liability partnership, by a managing partner, a business trust, by a trustee.

**	Effective as of 12/21/06
per Section 78.195.3. NRS
IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to the rejected

This form must be accompanied by appropriate fees.	Neveres Secretary of State Correction Reported: 3-26-09